Exhibit 99.1

Everspin Reports First Quarter 2021 Financial Results

Third Consecutive Quarter with Positive Cash Flow From Operations

Chandler, AZ, May 6, 2021 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced financial results for the first fiscal quarter of 2021.

First Quarter 2021 Highlights

•	Q1’21 revenue increased 1.7% year-over-year to $10.3 million
•	Q1’21 GAAP net loss per share of ($0.02) was a significant improvement over both the prior quarter and year-ago periods
•	Generated $1.6 million cash flow from operations in Q1’21, the third consecutive quarter with positive cash flow from operations
•	Ended Q1’21 with cash and equivalents of $15.5 million

“We are happy to report that in Q1’21 we continued our progress towards driving sustainable cash flow from operations. We continue to drive our critical R&D programs and key business initiatives, that we believe position us for profitable growth,” stated Darin Billerbeck, Everspin’s Executive Chairman and Interim CEO. “Our emphasis on cash management, product cost, and operational excellence have been fundamental to our continued progress.

“We are also pleased to report that, in Q1’21, we signed contracts related to a U.S. Government RAD-Hard program and received a $3 million up-front payment. The total value of this STT-MRAM development project, including licenses, royalty, and Non-Recurring Engineering, is greater than $6 million, which we anticipate recognizing as revenue over the course of the next 36 months. We also anticipate additional manufacturing revenue from this program in 2023 and beyond.”

First Quarter 2021 Results

Total revenue for the first quarter of 2021 was $10.3 million, compared to $10.0 million in the prior quarter and $10.1 million in the first quarter of 2020.

GAAP gross margin for the first quarter of 2021 was 58.2%, compared to 52.3% in the prior quarter and 52.9% in the first quarter of 2020.

GAAP operating expenses for the first quarter of 2021 were $6.3 million, compared to $6.4 million in the prior quarter and $6.9 million in the first quarter of 2020. GAAP operating expenses in the first quarter of 2021 included $0.7 million of stock-based compensation, compared to $1.3 million last quarter and $0.8 million in the year-ago quarter. Stock-based compensation for the fourth quarter of 2020 included a $0.3 million reclassification of bonus expense to stock-based compensation from prior quarters in 2020 related to bonus settlement in equity awards rather than cash.

GAAP net loss for the first quarter of 2021 was $0.5 million, or ($0.02) per share, based on 19.1 million weighted-average shares outstanding. This compares to a GAAP net loss of $1.6 million, or ($0.08) per share, in the prior quarter, and a GAAP net loss of $1.7 million, or ($0.10) per share, in the first quarter of 2020.

Adjusted EBITDA for the first quarter of 2021 was $0.8 million, compared to $0.3 million last quarter and negative ($0.3) million in the prior year period.

Cash and cash equivalents as of March 31, 2021 increased to $15.5 million compared to $14.6 million at the end of 2020.

Business Outlook

For the second quarter of 2021, Everspin expects total revenue in a range between $11 million and $12 million. GAAP net loss per share is expected to range between ($0.11) and ($0.07) per share, which reflects expected stock-based compensation expense of approximately $0.8 million.

Use of Non-GAAP Financial Measures

We supplement the reporting of our financial information determined under generally accepted accounting principles in the United States of America (GAAP) with Adjusted EBIDTA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) adjusted for interest expense, taxes, depreciation and amortization, stock-based compensation expense, and restructuring costs if any.

Our management and board of directors use Adjusted EBIDTA to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operating and financing plans. Accordingly, our management believes that this non-GAAP measure provide useful information for investors in understanding and evaluating our operating results in the same manner as our management and our board of directors, as well as facilitating comparisons of our operating performance on a period-to-period basis.

Non-GAAP financial measures, including Adjusted EBIDTA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Conference Call

Everspin will host a conference call for analysts and investors today at 5:30 p.m. Eastern Time. Interested participants can access the call by dialing 1-844-889-7788 and providing passcode 9408948. International callers may join the call by dialing +1-661-378-9932, using the same code. The call will also be available as a live and archived webcast in the Investor Relations section of the company’s website at investor.everspin.com.

A telephone replay of the conference call will be available approximately two hours after the call through May 13, 2021. The replay can be accessed by dialing 1-855-859-2056 and using the passcode 9408948. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Forward-looking statements are identified by words such as “believe”, “will”, “may”, “estimate”, “continue”, “anticipate”, “intend”, “should”, “plan”, “expect”, “predict”, “could”, “potentially" or the negative of these terms or similar expressions. These include, but are not limited to our future plans, strategies, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 4, 2021 and Everspin’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 to be filed with the SEC, as well as in our subsequent filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Company Contact:

Darin Billerbeck, Interim CEO

E: darin.billerbeck@everspin.com

480.347.1101

EVERSPIN TECHNOLOGIES, INC.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$15,485	$14,599
Accounts receivable, net	10,315	7,607
Inventory	5,358	5,721
Prepaid expenses and other current assets	208	270
Total current assets	31,366	28,197
Property and equipment, net	1,657	1,946
Right-of-use assets	1,970	2,313
Other assets	73	73
Total assets	$35,066	$32,529

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,944	$2,224
Accrued liabilities	2,148	2,232
Deferred revenue	3,000	—
Current portion of long-term debt	4,277	4,242
Operating lease liabilities	1,367	1,508
Other liabilities	37	31
Total current liabilities	12,773	10,237
Long-term debt, net of current portion	3,199	3,748
Operating lease liabilities, net of current portion	662	903
Long-term income tax liability	229	229
Total liabilities	$16,863	$15,117
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 19,222,342 and 19,031,556 shares issued and outstanding as of March 31, 2021 and December 31, 2020	2	2
Additional paid-in capital	175,835	174,584
Accumulated deficit	(157,634)	(157,174)
Total stockholders’ equity	18,203	17,412
Total liabilities and stockholders’ equity	$35,066	$32,529

EVERSPIN TECHNOLOGIES, INC.

Condensed Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Product sales	$9,068	$9,635
Licensing, royalty, and other revenue	1,212	473
Total revenue	10,280	10,108
Cost of sales	4,295	4,757
Gross profit	5,985	5,351
Operating expenses:[1]
Research and development	2,439	3,030
General and administrative	2,843	2,800
Sales and marketing	987	1,103
Total operating expenses	6,269	6,933
Loss from operations	(284)	(1,582)
Interest expense	(152)	(172)
Other (expense) income, net	(15)	48
Net loss before income taxes	(451)	(1,706)
Income tax expense	(9)	(26)
Net loss and comprehensive loss	$(460)	$(1,732)
Net loss per common share, basic and diluted	$(0.02)	$(0.10)
Weighted-average shares used to compute net loss per common share, basic and diluted	19,092,367	18,055,693

[1]Operating expenses include stock-based compensation as follows:
Research and development	$181	$162
General and administrative	485	585
Sales and marketing	77	58
Total stock-based compensation	$743	$805

EVERSPIN TECHNOLOGIES, INC.

Reconciliation of Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Adjusted EBITDA reconciliation:
Net loss	$(460)	$(1,591)	$(1,732)
Depreciation and amortization	339	370	409
Stock-based compensation expense	743	1,335	805
Interest Expense	152	164	172
Adjusted EBITDA	$774	$278	$(346)

EVERSPIN TECHNOLOGIES, INC.

Condensed Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(460)	$(1,732)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	383	409
Stock-based compensation	743	805
Non-cash gain (loss) on warrant revaluation	4	(6)
Non-cash interest expense	86	73
Changes in operating assets and liabilities:
Accounts receivable	(2,708)	(521)
Inventory	363	(81)
Prepaid expenses and other current assets	62	21
Accounts payable	(63)	(1,067)
Accrued liabilities	280	(435)
Deferred revenue	3,000	—
Lease liabilities	(39)	(21)
Net cash provided by (used in) operating activities	1,651	(2,555)
Cash flows from investing activities
Purchases of property and equipment	(309)	(64)
Net cash used in investing activities	(309)	(64)
Cash flows from financing activities
Payments on debt	(600)	—
Payments on finance lease obligation	—	(2)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	144	—
Proceeds from issuance of common stock in at-the-market offering, net of issuance costs	—	2,084
Net cash (used in) provided by financing activities	(456)	2,082
Net increase (decrease) in cash and cash equivalents	886	(537)
Cash and cash equivalents at beginning of period	14,599	14,487
Cash and cash equivalents at end of period	$15,485	$13,950
Supplementary cash flow information:
Interest paid	$66	$99
Operating cash flows paid for operating leases	$413	$486
Financing cash flows paid for finance leases	$—	$2
Non-cash investing and financing activities:
Bonus settled in shares of common stock	$364	$315